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                                                                    EXHIBIT 99.1
                                 ANACOMP, INC.
                            RESTRUCTURING PROPOSAL

TERMS                        COMPANY PROPOSAL
-----                        ----------------

Senior Secured Notes
--------------------
Principal      $119.7mm (reduced by cash sweep at closing)
Amount

Coupon 11 5/8%, payable semi-annually, commencing six months from the closing date

Maturity       3.5 years from the closing date

Amortization   Year 1:  $34.2
               Year 2:  $34.2
               Year 3:  $34.2
               Year 4:  Balance

Amortization   payable semi-annually, commencing six months
Period         from the closing date

Premium/Fee    $2.75mm net + Citibank fee (to be negotiated by
               the Company but in no event an amount greater than is contractually owed)

Cash at        Sweep in excess of (i) $20mm and (ii) cash
Closing        securing letters of credit ($5mm)

Allocation     75% applied to first year amortization, pro rata
of Cash Sweep  25% applied to second year amortization, pro rata

Security       Existing collateral provisions

Covenants      To be negotiated

Registration   Shelf Registration

Senior Subordinated Notes
-------------------------

Principal      $160mm
Amount

Interest Rate  13%, payable semi-annually

Maturity       2002

Share of       92.5%
Equity
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Interest       PIK first two payments (First cash interest
Features       payment in approximately 18 months, consistent
               with staggered interest payment dates)

Subordination  Existing subordination provision

Covenants      To be negotiated

Registration   Shelf registration


Convertible Subordinated Debentures
-----------------------------------
Share of       7.5%
Equity

Warrants       2.5% of equity at an Enterprise Value of $400mm


Old Preferred & Common Stock
----------------------------
Share of       0.0%
Equity

Warrants       1.0% of equity at an Enterprise Value of $400mm

Other Issues   .  Interest payment dates on the Senior Secured
-------------     Notes and Senior Subordinated Notes need to be
                  staggered for the Company to manage its cash flow.

               .  Management and key employees to receive
                  options to purchase up to 7.5% of the New Common Stock on terms to be negotiated.

               . Board of Directors shall be designated by the informal committee of 15% Senior Subordinated Noteholders and shall include Lang Lowery and may include one additional designee from management or the existing Board of Directors

               . Assumes no impairment of trade creditors and employees as of the Filing Date

               . To the extent allowable by law, holders of the existing Senior Debt, 15% Senior
                  Subordinated Notes and Convertible Subordinated
                  Debentures shall release all claims against the Company and its subsidiaries, directors, officers, employees and professionals